Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Announces Plans Regarding Repurchase of 10 Million Shares Previously Authorized by Board

SAN JOSE, Aug. 11, 2005 – Knight Ridder (NYSE: KRI) today announced that it plans to repurchase 10 million shares of the company’s common stock over the next six to nine months. As the first step toward this objective, the company purchased 5 million shares of its common stock from Goldman, Sachs & Co. in a private transaction in connection with an accelerated stock buyback (“ASB”) arrangement. The shares were repurchased for an upfront payment of approximately $312 million or $62.36 per share, subject to a price adjustment provision.

As previously announced, on July 19, 2005, the Knight Ridder Board of Directors authorized the repurchase of 10 million shares of its common stock in addition to the approximately 1.8 million shares remaining from the previous authorization. The company also plans to repurchase shares in the open market which, when combined with the ASB program, would result in total repurchases of 10 million shares over the next six to nine months.

Including today’s ASB transaction, Knight Ridder has bought back a total of 8.3 million shares (11% of its outstanding stock) for approximately $525 million during 2005. During the previous three years, it has repurchased 12.6 million shares.

Certain statements contained in this press release are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates and changes in the company’s stock price.

Knight Ridder is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

(FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.